Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

EARL L. SHIPP ELECTED TO OLIN’S BOARD OF DIRECTORS
AND OLIN DECLARES 364TH CONSECUTIVE QUARTERLY DIVIDEND

CLAYTON, MO, October 25, 2017 - Olin Corporation (NYSE: OLN) announced today that Earl L. Shipp, 60, was elected by Olin’s Board of Directors to serve on Olin’s Board, Audit Committee and Directors and Corporate Governance Committee of the Board effective October 25, 2017. Mr. Shipp is the third director designated by DowDuPont (NYSE: DWDP), formerly known as The Dow Chemical Company (NYSE: DOW), a diversified chemical manufacturing company, in connection with the Reverse Morris Trust transaction between Dow and Olin, which was completed on October 5, 2015.

Mr. Shipp served as Dow’s Vice President, US Gulf Coast Operations from November 2010 to September 30, 2017. During his 36 years at Dow, Mr. Shipp assumed increasingly more significant management and operational positions across Dow’s portfolio of businesses. He serves on the board of directors of CHI St. Luke’s Health Systems, Texas Taxpayer and Research Association and The Economic Development Alliance of Brazoria County. Mr. Shipp has a bachelor’s degree in chemical engineering from Wayne State University and completed the Executive Education Program at Indiana State University School of Business.

John E. Fischer, Olin’s Chairman, President and Chief Executive Officer, said, “Our Board is delighted to add a director of Earl’s caliber, particularly with his extensive management experience in the chemicals industry. We look forward to his advice and counsel.”

Today, Olin’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on December 11, 2017 to shareholders of record at the close of business on November 10, 2017. This marks the company’s 364th consecutive quarterly dividend.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

2017-21